Exhibit 10.35

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of January 18, 2006, by and between Deer Valley Homebuilders, Inc., an Alabama corporation, whose principal place of business is located at 205 Carriage Street, Guin Alabama 35563 (the “Company”) and Charles L. Murphree, Jr. (the “Employee”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

The Company wishes to secure the employment services of the Employee for a definite period of time and upon the particular terms and conditions hereinafter set forth. The Employee is willing to be so employed. Accordingly, the parties agree as follows:

OPERATIVE PROVISIONS

1. Employment and Term. The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on the date of this Agreement (the “Commencement Date”) and ending five (5) years after the Commencement Date (the “Term”).

2. Duties. During the Term of this Agreement, the Employee shall serve as Regional Sales Representative, and in such additional operational capacities with the Company as appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors (the “Board of Directors”); provided, however, without prior written consent of the Employee, the Employee shall have no obligation to serve in any capacity with Cytation Corporation, the reporting public company. During the term of this Agreement, the Employee shall devote his full time and attention to the business and affairs of the Company and shall not work anywhere else without the prior approval of the Board of Directors, which approval shall not be unreasonably withheld.

3. Compensation; Bonus; Benefits.

a. Fixed Compensation. For the services to be rendered by the Employee under this Agreement the Company shall pay Employee a fixed compensation of $52,000 per year (inclusive of any amounts subject to federal or state employment related withholding requirements), payable in arrears in equal weekly installments or otherwise as the parties may agree (“Fixed Compensation”).

b. Profit Sharing Plan. During employment with the Company under this Agreement, the Employee is eligible to participate and receive 14.72% of 15% of the Net Income Before Taxes (as defined in the Earnout Agreement of even date herewith) of the Company (which such amount shall include any facility or plant manufacturing manufactured or mobile homes, including the proposed Sulligent location) (the “Profit Sharing Distribution”) . The annual period used to measure the Profit Sharing Plan shall be the Company’s fiscal year (the “Profit Sharing Year”). The Profit Sharing Distribution shall be estimated and paid quarterly on or before thirty (30) days following the end of each of the first three quarters of the Profit Sharing Year. The Profit Sharing Distribution for the fourth quarter of each Profit Sharing Year shall be paid on the earlier of: (i) the completion of the Company’s audited financial statements for the Profit Sharing Year; or (ii) one hundred five (105) days if it is the last fiscal quarter of the applicable Profit Sharing Year. To prevent overpayment, the Company shall hold back ten percent (10%) of the amount otherwise payable to an Employee during each of first three quarters of each Profit Sharing Year. Subject to the other terms of this Agreement, the Company will provide an accounting to and pay the actual Profit Sharing Distribution to the Employee for each applicable Profit

Sharing Year upon the earlier of: (i) completion of the Company’s audited financial statements for the applicable Profit Sharing Year, and (ii) one hundred five (105) days if it is the last fiscal quarter of the applicable Profit Sharing Year. The Employee must be employed by the Company at the end of the quarter in order to be eligible to receive the Profit Sharing Distribution, provided, however, no Profit Sharing Distribution, or portion thereof (regardless of whether the Employee is employed at the end of a quarter), shall be paid to an Employee whose employment is terminated by the Company with cause, or terminated by the Employee, after completion of the applicable quarter but prior to the date that the Profit Sharing Distribution is payable.

c. Hitch Bonus. During employment with the Company under this Agreement, the Employee shall be entitled to a monthly “hitch bonus” of $33.33 per “floor” produced by the Company during each month of the Term of this Agreement (the “Hitch Bonus”) (which such amount shall include floors manufactured at any facility or plant manufacturing manufactured or mobile homes, including the proposed Sulligent location). A single wide trailer shall be deemed to have one “floor” and a double-wide trailer shall be deemed to have two “floors.” The Hitch Bonus shall be paid to the Employee on or before the fifteenth day after the month that the Hitch Bonus was earned. The Employee must be employed by the Company at the end of the month in order to be eligible to receive a Hitch Bonus.

d. Vacation; Employee Benefits. During the term of this Agreement, the Employee shall be (i) entitled to paid vacation in accordance with the Company’s vacation policy, as such vacation policy may be amended and in effect from time to time by the Board of Directors, and (ii) entitled to participate in life, medical, dental, disability and other benefit plans as maintained by the Company for employees of the Company holding positions and performing duties substantially similar to those performed by Employee, as such benefits may be amended and in effect from time to time by the Board of Directors.

4. Termination of Employment.

a. Termination and Termination Payment. If, at any time during the Term of this Agreement, the Employee is terminated by the Company other than for Cause (as defined in Section 4.b. below), then the Company shall, as severance pay, pay the Employee an amount equal to the Fixed Compensation that otherwise would be paid pursuant to Section 3(a) during the remainder of the Term (the “Severance Payment”). For avoidance of doubt, no Severance Payment will be due to the Employee upon the Employee voluntarily terminating the employment relationship, upon termination of the employment relationship due to the Employee’s death or Disability (as discussed at Section 4(c) below and as provided in Section 6.(a) (iv) below) or upon termination by the Company for Cause. For avoidance of doubt, no Profit Sharing Distribution or Hitch Bonus shall be due if the employee is not employed by the Company.

b. Termination by the Company for Cause. The Board of Directors of the Company may terminate the Employee’s employment hereunder for Cause (as defined below) upon furnishing written notice to the Employee, provided that if the basis for the Company so terminating Employee is described by clauses (i), (ii), or (iv) below, Employee shall have been given prior written notice of any proposed termination for Cause, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination, and Employee shall not have corrected such circumstances, in a manner reasonably satisfactory to the Board of Directors, within thirty days of receipt of such written notice (the “Cure Period”); provided, however, during such Cure Period, the Employee shall have the right to appear before the Board of Directors of the Company to answer and contest the charges set forth in the notice, provided, further, the Employee shall have right to have his counsel attend such hearing and participate in arguments to the Board of Directors of the Company. For purposes of this Agreement, “Cause” shall mean a reasonable determination by the Company of any of the following:

(i) The Employee’s misconduct or negligence;

(ii) The Employee’s disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board of Directors or an officer of the Company;

(iii) The Employee’s commission of any act involving fraud or moral turpitude;

(iv) A determination that the Employee has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates: or

(v) The Employee’s breach of this Agreement, including, but not limited to the confidentiality, non-solicitation or non-compete provisions of Section 5 of this Agreement.

Except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.b., the Company shall be under no further obligation hereunder, including, but not limited to Severance Payments, and the Employee shall not be entitled to receive any other payments or benefits under this Agreement.

c. Death or Disability. The Employee’s employment hereunder shall automatically terminate in the event of the Employee’s death or Disability (as such term is defined in Section 6.a. below). In the case of death, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments. In the case of Disability, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments; provided, however, the Employee shall be entitled to continue to receive payments and/ or benefits provided hereunder for ninety (90) days from the date of Disability. This Section 4(c) does not affect any rights of the Employee to continue to receive payments under the Earnout Agreement of even date herewith.

5. Non-Disclosure; Prohibited Activities.

a. Return of Company Property. Upon the termination of employment, the Employee promptly will supply to the Company all property (including all files, Customer lists, etc.) that has been produced or received by the Employee during his or her employment with the Company, whether or not related to the Confidential Information.

b. Non-compete. Employee agrees and covenants that Employee shall not, directly or indirectly, anywhere within any state in which the Company conducts its business (the “Restricted Territory”) for a period from the date hereof until seven years following the date hereof : (a) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a Competitive Business (as defined below); (b) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, Customers or accounts of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company; or (c) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of the Company, or any of the Company’s subsidiaries or Affiliates, or induce or attempt to induce any of them to leave the employ of the Company or any of the Company’s subsidiaries or Affiliates, or violate the terms of their contract with any of them. Employee shall not use or disclose, after the date hereof, any proprietary information or know-how of the Company in any Competitive Business.

c. Divisibility of Covenant Period. If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against the Employee.

d. Enforcement. The Employee acknowledges that (i) the Confidential Information is a valuable asset of the Company and use of such Confidential Information would allow the Employee to unfairly compete against the Company, (ii) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect the Company’s legitimate interests in protecting its business, and (iii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company for which the Company has no adequate remedy at law. The parties agree that damages at law, including, but not limited to monetary damages, will or may be an insufficient remedy to the Company and that (in addition to any remedies that are available to Company, all of which shall be deemed to be cumulative and retained by Company and not waived by the enforcement of any remedy available hereunder) the Company shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which the Company may be entitled.

e. Intent of Parties; Survival. The covenants of the Employee contained in this Section 5 shall be construed as agreements independent of any other provision of Employee’s employment (including employment under this Agreement) and the existence of any claim of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any covenant contained in this section. The covenants contained in this Section 5 shall survive termination, expiration, non-renewal or cancellation of this Agreement.

f. Notwithstanding anything to the contrary herein, (i) if the employee is terminated without cause, then the provisions of this Section shall not extend beyond five years from the date hereof; and (ii) if the employee is terminated with cause, then the provisions of this Section shall not extend beyond the later of five years from the date hereof or two years from the date of termination.

6. Miscellaneous Provisions.

a. Definitions.

(i) Affiliate: The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a person, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

(ii) Customers: The term “Customers” when used in this Agreement shall mean those persons who, at any time during the Employee’s course of employment with the Company are or were customers, clients, sales agents, or sales representatives of the Company, predecessors of the Company, or Affiliates of the Company, as well as any prospective customers, clients, sales agents, or sales representatives of the Company or Affiliates of the Company, which were identifiable and known to the Employee during his employment with the Company.

(iii) Business Competitive with the Company. The term “business competitive with the Company” when used in this Agreement shall mean the manufacture, construction, distribution of manufactured, modular, or mobile homes.

(iv) Disability. The term “Disability” when used in this Agreement means an independent physician selected by the Board of Directors or its designee has determined that the Employee has been substantially unable to render to the Company services of the character contemplated by Section 2 above, by reason of a physical or mental illness or other condition, for more than 60 consecutive days or for shorter periods aggregating more than 90 days in any period of 12 consecutive months

b. Notices. All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto. All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when confirmation of delivery is obtained by the sender.

c. Assignment. This Agreement, including, but not limited to the agreements contained in Section 5 regarding non competition, confidentiality, non-disparagement and non solicitation, shall be assignable by the Company without the prior written consent of the Employee. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise. This is a personal service contract which shall not be assignable by the Employee.

d. Application of Alabama Law; Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Alabama. Venue for all purposes shall be deemed to lie within Marion County, Alabama. The parties agree that this Agreement is one for performance in Alabama. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Alabama court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Alabama courts. By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a Alabama court.

e. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, each party shall bear its respective fees, costs and expenses incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by each respective party.

f. Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g. Waiver. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of the Company to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of the Company, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Company against the Employee, nor shall it give rise to any claim or cause of action by such Employee against the Company.

h. Entire Agreement, Amendment: This Employment Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto and approved by the Board of Directors of Cytation Corporation, the parent company of the Company.

i. Acknowledgments: The Employee acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Company has encouraged the Employee to have this Agreement reviewed by his attorney prior to signing it and that the Employee understands the purposes and effects of this Agreement.

Deer Valley Homebuilders, Inc.

By:	/s/ Joel Stephen Logan, II
Its:

EMPLOYEE

/s/ Charles L. Murphree, Jr.
(Print name)
(Street Address)

[Employment Agreement - Deer Valley Homebuilders, Inc.]